Filed Pursuant to Rule 433
Registration Statements No. 333-151351 and No. 333-175764

Pricing Term Sheet República Oriental del Uruguay 4.125% US$ Bonds due 2045 (the “Bonds”) Final Terms and Conditions As of November 13, 2012
Issuer	República Oriental del Uruguay
Title	4.125% US$ Bonds due 2045
Ratings*	Baa3 / BBB- / BB+ (Moody’s / S&P / Fitch)
Principal Amount	US$500,000,000; Uruguay reserves the right to increase the principal amount of the Bonds being offered by up to 10% (or US$50,000,000) during Asian market hours on November 14, 2012
Maturity Date	November 20, 2045
Pricing Date	November 13, 2012
Settlement Date	November 20, 2012 (T+5)
Public Offering Price	100% of the principal amount, plus accrued interest, if any, from November 20, 2012
Yield to Maturity	4.125%
Interest	4.125% per year, payable semi-annually in arrears in US dollars
Payments of Interest	Interest will be paid semi-annually in arrears on May 20 and November 20 of each year, commencing on May 20, 2013. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.
Payments of Principal	Principal will be repaid in three nominally equal installments on November 20, 2043, November 20, 2044 and at maturity.
Denominations	$1.00 x $1.00

Distribution	SEC Registered
CUSIP / ISIN	760942AY8 / US760942AY83
Governing Law	New York
Listing	Application will be made to admit the Bonds to the Official list of the United Kingdom Listing Authority and to the regulated market of the London Stock Exchange.
Joint Bookrunners	BNP Paribas Securities Corp. Citigroup Global Markets Inc.

The following additional information of Uruguay and regarding the securities is available from the SEC’s website and also accompanies this free-writing prospectus:

http://www.sec.gov/Archives/edgar/data/102385/000119312512309047/d375607d18k.htm

http://www.sec.gov/Archives/edgar/data/102385/000119312512309047/d375607dex99d.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342312000529/rou-18ka1_1109.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342312000529/rou-18ka1es99e_1109.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342308000510/repofur-sba1_0619.htm

http://www.sec.gov/Archives/edgar/data/102385/000119312511195798/dsbmef.htm

http://www.sec.gov/Archives/edgar/data/102385/000119312512465907/d438381d424b3.htm

http://www.sec.gov/Archives/edgar/data/102385/000119312512465965/d441272dfwp.htm

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling BNP Paribas Securities Corp. at (800) 854-5674 or Citigroup Global Markets Inc. at (800) 558-3745 (in the United States) or (212) 723-6108 (outside the United States).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.